Exhibit 10.16

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is entered into as of February 5, 2007 (the “Effective Date”), by and between Theodore K. Zampetis (the “Executive”) and Shiloh Industries, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company;

WHEREAS, the Board believes that it is desirable to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a potential and possible Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any Change in Control; and

WHEREAS, the Board also believes that it is desirable to provide the Executive with compensation and benefits in the event that there is a Change in Control under the circumstances described in this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, the Executive and the Company hereby agree as follows:

1. Definitions. The following definitions shall apply for all purposes under this Agreement:

(a) Change in Control. “Change in Control” means the occurrence of any of the following events commencing on the Effective Date hereof (“Change in Control Period”):

(i) The acquisition, directly or indirectly, in one or more transactions, by any individual, person or group of persons, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), individually or in the aggregate, of thirty-five percent (35%) or more of either the then outstanding shares of common stock of the Company (the “Outstanding

Company Common Stock”) or the then combined voting power of the Company’s outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(a)(i) the following acquisitions shall not constitute, or be deemed to cause a Change in Control of the Company: (A) any acquisition directly or indirectly, individually or in the aggregate by any one or more of the following entities: MTD Products Inc, MTD Holdings Inc, any subsidiaries or related parties thereof or any employee benefit plan sponsored thereby (collectively, the “MTD Entities” or individually a “MTD Entity”); (B) any increase in such percentage ownership of such Person to thirty-five percent (35%) or more resulting solely from any acquisition of shares directly by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 1(a)(iii) below;

(ii) A change in the composition of the Board of the Company as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the Effective Date hereof; (B) are elected, or nominated for election, to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or (C) are elected, or nominated for election, to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (B) above at the time of such election or nomination. Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) the MTD Entities or a MTD Entity, individually or in the aggregate, or all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in increased or substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding a MTD Entity or MTD Entities, individually or in the aggregate, any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.

(b) Just Cause. “Just Cause” shall mean any of the following committed by the Executive (or omitted to be done by the Executive) that occur on or after the Effective Date:

(i) Material breach of this Agreement or of the Executive’s Employment Agreement with the Company, if any, then in effect between the Executive and the Company;

(ii) A conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

(iii) Any material violation or breach of the Company’s Code of Business Conduct and Ethics, as determined by the Board; or

(iv) Any serious misconduct or negligence in the course of the Executive’s employment, as determined by the Board.

(c) Affiliate and Control. For purposes of this Agreement, “Affiliate” and “control” shall have the respective meanings assigned to such terms in Rule 12b-2 promulgated under the Exchange Act.

2. Change in Control Payment and Other Benefits.

(a) Eligibility for Change in Control Payment. The Executive shall be entitled to receive the change in control payment (the “Payment”) and benefits set forth in this Section 2 from the Company if a Change in Control occurs.

(b) Termination Prior to a Change in Control. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 180 days prior to the date on which the Change in Control occurs, the Executive’s employment with the Company is terminated by the Company, such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

(c) Change in Control Payment. For all purposes under this Agreement, upon the Executive becoming eligible for the Payment as provided above, the Company shall, within five business days after the Change in Control (the “Payment Date”), pay to the Executive $1,900,000.00 (one million, nine hundred thousand dollars) in cash; provided, however, if the Executive’s employment is terminated within two days of the Change in Control, the Payment Date shall be five days after the expiration of any revocation period relating to the release of claims and covenant not to sue described in Section 2(h) below.

(d) Accrued Compensation. In addition to the Payment provided above, the Executive will also receive on the Payment Date, a lump cash payment for:

(i) Any accrued and unpaid salary through the payment Date and/or bonuses earned for any completed performance period but not yet paid;

(ii) A pro-rated portion of the Executive’s target bonus for the fiscal year in which the Change in Control occurred; and

(iii) Any earned, unused vacation.

(e) Other Compensation Programs. Neither a Change in Control nor the termination of employment as described in this Section 2(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing for benefits, which rights will be governed by the terms thereof. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all equity incentive awards held by the Executive will become fully vested and all stock options held by the Executive will become fully exercisable.

(f) Health Coverage. If the Executive is entitled to the Payment under Section 2(a), the Company shall either (i) maintain the Executives health care coverage at a level of benefit equal to or better than the level of benefit enjoyed by the Executive immediately prior to the Change in Control, or (ii) if the Executive’s employment with the Company is terminated for any reason during the 18-month period following a Change in Control, reimburse the Executive for the full cost of any group health continuation coverage that the Company is otherwise required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of the date that (A) the Executive becomes covered by comparable health coverage offered by another employer, or (B) is eighteen months (18) months after the Payment Date.

In addition, the Company shall pay to the Executive, in a lump sum on the Payment Date, an amount equal to the difference between (A) the Company’s reasonable determination of present value of the continuation of the benefits described in this Section 2(f) for 24 months and (B) the Company’s reasonable determination of the present value of the benefits the Executive will receive under Section 2(f)(ii) above.

(g) Mitigation. Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that the Executive may receive from any other source.

(h) Conditions. All payments and benefits provided under this Section 2 are conditioned on the Executive’s continuing compliance with this Agreement (including, but not limited to Section 4 hereof) and the Executive’s Employment Agreement if any, and, if the Executive’s employment is terminate within two days of a Change in Control, the Executive’s execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment.

(i) Special Provisions under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, if any payment hereunder would occur at a time that does not qualify the payment as a short-term deferral under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive will receive such payment upon the earlier of (i) six months following the Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) or (ii) the Executive’s death.

3. Tax Effect of Payments.

(a) Excise Taxes. If it is determined that any payment or distribution of any type to or for the Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax. The Excise Tax Restoration Payment shall be calculated applying the then highest marginal tax rates.

(b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Company most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within thirty (30) days of the Payment Date, if applicable, or such earlier time as is requested by the Company or by the Executive. If the Auditors determine that no Excise Tax is payable and that no Excise Tax restoration payment is required, the Auditors shall furnish the Executive with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefore) and that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return. Any determination by the Auditors shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Auditors.

4. Non-Competition Agreement. During the course of the Executive’s employment with the Company, the Executive has gained access to or knowledge of, or has worked on the development or creation of, confidential and proprietary information, including: (a) supplier and customer lists and supplier and customer-specific information; (b) marketing plans and proposals; (c) product and process designs, formulas, processes, plans, drawings and concepts; (d) research and development data and materials, including those relating to the research and development of products, materials or manufacturing and other processes; (e) financial and accounting records; and (f) other information with respect to the Company and its subsidiaries which if divulged to the Company’s competitors would impair the Company’s ability to compete in the marketplace (such information is collectively referred to as “Proprietary Information”).

The Executive agrees that during his employment with the Company and, if the Executive has received a Payment pursuant to this Agreement, for a period of 24 months following such Payment, the Executive shall not, except for or with the consent of the Company, directly or indirectly engage in any activity, whether on the Executive’s own behalf or as an employee, consultant or independent contractor of any other person or entity which competes with the Company within the United States, Canada or Mexico, for the development, production or sale of any product, material or process to be sold, produced or used by the Company during the course of the Executive’s employment with the Company, including any product, material or process which may be under development by the Company during the course of the Executive’s employment with the Company and of which the Executive has, or hereafter gains knowledge.

The Executive agrees and acknowledges that the non-competition covenant set forth above will not impose undue hardship on the Executive and is reasonable in both geographic scope and duration in view of: (a) the Company’s legitimate interest in protecting its Proprietary Information, the disclosure of which to the Company’s competitors would substantially and unfairly impair the Company’s ability to compete in the marketplace or substantially and unfairly benefit the Company’s competitors; (b) the specialized training that has been provided to the Executive by the Company and the experience gained by the Executive during the course of the Executive’s employment with the Company; (c) the fact that the services rendered by the Executive on behalf of the Company were specialized, unique and extraordinary; (d) the fact that the Company directly competes within the United States, Canada and Mexico in the sale, production and development of products, materials or processes; and (e) the consideration, including the Severance Payment, provided by the Company to the Executive as provided herein.

The Executive shall not disclose or divulge Proprietary Information to any person or entity at any time during the course of the Executive’s employment with the Company or at any time thereafter, except as may be required in the ordinary course and good-faith performance of the Executive’s employment with the Company. At the time of termination of the Executive’s employment with the Company for any reason, or at such time as the Company may request, the Executive shall promptly deliver or return, without retaining any copies, all Proprietary Information in the Executive’s possession or control, whether in the form of computer-generated documents or otherwise, and, pursuant to the Company’s instructions, shall erase, destroy or return all stored data, whether stored on computer or otherwise, and shall not attempt to use or restore any such data.

For a period of 24 months following termination of the Executive’s employment, the Executive will not employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Company to leave his or her employment and become an employee, consultant or representative of any other entity, including but not limited to the Executive’s new employer, if any.

The non-competition and disclosure covenants set forth above are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in an action at law. A breach by the Executive of the provisions set forth in this Section 4 of this Agreement will cause the Company great and irreparable injury and damage. Therefore, the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by the Executive. This paragraph shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

5. Successors.

(a) Company’s Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, shall be obligated to perform this Agreement, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

6. Legal Fees and Expenses/Funding of Benefits.

(a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing. Such payments will be made within five business days after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

(b) Without limiting the obligations of the Company pursuant to Section 6(a), in the event a Change in Control occurs, the performance of the Company’s obligations under Section 2 and this Section 6 will be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company will be a party providing that the benefits to be paid pursuant to Section 2 and the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 6(a) will be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 6(b) will not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary.

7. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, and all notices shall be directed to the attention of its Corporate Secretary.

(b) Amendment; Waiver; Remedies. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive (or the Executive’s personal or legal representative(s), executor(s), administrator(s), successor(s), heir(s), distribute(s), devisee(s) and legatee(s)) and by two (2) authorized officers of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right of the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c) Entire Agreement. Except for various terms contained in the Executive’s Employment Agreement, if any, this Agreement contains all the legally binding understandings and agreements between the Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and the Executive’s Employment Agreement, if any, the terms of this Agreement shall control unless otherwise expressly provided in such Employment Agreement, if any, and the parties further acknowledge and agree that there shall not be any duplication of benefits or payments under this Agreement and the Employment Agreement, if any.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to the conflicts of laws principles thereof.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (or any subsequent amendments thereof or waiver thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, shall be settled by binding arbitration in Cleveland, Ohio in accordance with the Commercial Arbitration Rules, as then amended and in effect of the American Arbitration Association (the “Association”). Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. All proceedings and documents prepared in connection with any arbitration under this Agreement shall constitute confidential information and, unless otherwise required by law, the contents or the subject matter thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of the award is sought, the court and court staff hearing such matter. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction. No party shall be eligible to receive, and the arbitrator shall not have the power to award, exemplary or punitive damages. All fees and expenses of the arbitrator and such Association and attorney fees shall be paid by the Company.

(h) No Assignment. The Company may not assign its rights and obligations under this Agreement, unless such assignment is made in compliance with the second sentence of Section 5(a). This Agreement may not be assigned by the Executive otherwise than by will or the laws of descent and distribution. Without limiting the foregoing, the rights of the Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 7(h) shall be void.

(i) Late Payment. Any payments or benefits under this Agreement that are not timely provided to the Executive shall be subject to the accumulation of interest at an annual rate of interest equal to the sum of the then composite prime rate (as published in the Wall Street Journal) plus one percent (1%). The accrued interest shall be paid to the Executive in cash along with the late payment.

(j) Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof” mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(l) Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code

(which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive).

8. Term of Agreement. The initial term of this Agreement shall begin on the Effective Date hereof and continue until the third Anniversary of the Effective Date. The term of this agreement shall be extended by successive one year intervals until the Company gives the Executive at least one year advanced written notice of non-renewal; provided, however, if a Change in Control has occurred during the term of this Agreement, the term of this Agreement shall be extended for a period of two (2) years after a Change in Control (if later), and further, this Agreement if applicable, shall continue thereafter, until all payments and provision of benefits under Section 2 have been provided to the Executive, if such Change in Control shall have occurred during the term of this Agreement and the Executive becomes entitled to such payments and benefits hereunder. This Agreement shall terminate without notice or action if, prior to a Change in Control, the Executive’s employment with the Company is terminated for Just Cause.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

EXECUTIVE

Name:	Theodore K. Zampetis

SHILOH INDUSTRIES, INC.

By:
Its:	Chairman of the Compensation Committee

And

By:
Its:	Chairman of the Board

Exhibit A

Form of Release of Claims and Covenant Not to Sue

In consideration of the payments and other benefits that Shiloh Industries, Inc., a Delaware corporation (the “Company”), is providing to Theodore K. Zampetis (“Executive”) under the Change in Control Severance Agreement entered into by and between Executive and the Company, dated as of February 5, 2006, the Executive, on his/her own behalf and on behalf of Executive’s representatives, agents, heirs, executors, administrators and assigns, waives, releases, discharges and promises never to assert any and all claims, demands, actions, costs, rights, liabilities, damages or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Executive ever had, now has or might have as of the date of Executive’s termination of employment with the Company against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents attorneys, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to Executive’s employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.

These claims include, but are not limited to: any and all claims, causes of action, suits, claims for attorneys’ fees, damages or demand; all claims of discrimination, on any basis, including, without limitation, claims of race, sex, age, ancestry, national origin, religion and/or disability discrimination; any and all claims arising under federal, state and/or local statutory, or common law, such as, but not limited to, Title VII of the Civil Rights Act, as amended, including the amendments to the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, any State laws against discrimination; any and all claims arising under any other state and/or local anti-discrimination statute or any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment; and the law of contract and tort; and any and all claims, demands and causes of action, including, but not limited to, breach of public policy, unjust discharge, wrongful discharge, intentional or negligent infliction of emotional distress, misrepresentation, negligence or breach of contract. You further waive, release, and promise never to assert any such claims, even if you presently believe you have no such claims.

Executive also agrees that Executive will not initiate or pursue any complaint or charge against the Company, its affiliates or any of the released parties identified above with any local, state or federal agency or court for the purpose of recovering damages on Executive’s own behalf for any claims of any type Executive might have against the Company based on any act or event occurring on or before the effective date of this release, including claims based on future effects of any past acts. Additionally, Executive agrees not to accept any individualized relief arising out of suits brought by any other party on Executive’s behalf. Executive also represents that Executive has not filed or initiated any such complaint or charge against the Company or any Company affiliate or released party, and Executive acknowledges that the Company is relying on such representations in entering into the Agreement with Executive.

Executive understands that the claims Executive is releasing do not include rights or claims which may arise out of acts occurring after the effective date of this release which do not in any way relate to the facts and circumstances of this release or Executive’s employment relationship with the Company.

Executive also understands that the above provisions do not preclude Executive from instituting an action to enforce the terms of the Agreement, or from challenging the validity of the Agreement.

Furthermore, the Executive acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Executive to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present.

FOR EXECUTIVES AGE 40 OR OLDER. The Executive further acknowledges that he/she has been advised by this writing that:

•	Executive should consult with an attorney prior to executing this release;

•	Executive has at least twenty-one (21) days within which to consider this release;

•

Executive has up to seven (7) days following the execution of this release, to revoke the release; and to revoke, Executive must deliver to the Company a written statement of revocation by hand-delivery or registered/certified mail, return receipt requested. To be effective the Company must receive this revocation by the close of business on the seventh (7th) day after execution of this release; and

•	this release shall not be effective until such seven (7) day revocation period has expired.

Executive agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EXECUTIVE

Name:
Date: